Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FRESENIUS MEDICAL CARE HOLDINGS, INC.

BROADWAY RENAL SERVICES, INC.

and

NxSTAGE MEDICAL, INC.

dated as of August 7, 2017

TABLE OF CONTENTS

ARTICLE I

THE MERGER

-i-

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

-ii-

ARTICLE VII

TERMINATION

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 7, 2017, is by and among Fresenius Medical Care Holdings, Inc., a corporation incorporated under the laws of New York (“Parent”), Broadway Renal Services, Inc., a corporation incorporated under the laws of Delaware (“Merger Sub”) and NxStage Medical, Inc., a corporation incorporated under the laws of Delaware (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, whereby each share of the Company’s common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”), except as otherwise provided herein, shall be converted into the right to receive $30.00 per Share, without interest, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and (iii) resolved to recommend that the stockholders of the Company vote to adopt this Agreement.

WHEREAS, the board of directors of Parent has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Merger.

WHEREAS, the board of directors of Merger Sub has, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, and (ii) approved and declared advisable this Agreement and the Merger in accordance with the DGCL.

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall duly execute and deliver to Merger Sub a written consent adopting and approving this Agreement and the Merger immediately following the execution and delivery of this Agreement.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger. The Merger shall have the effects provided in this Agreement and as specified in the applicable provisions of the DGCL. For purposes of this Agreement, (a) the Company, as the corporation surviving the Merger after the Effective Time, is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Robinson Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte North Carolina at 10:00 a.m. Eastern Time, or at such other place, date and time, or in such other manner, as Parent and the Company may agree in writing (including by electronic exchange of Closing documents in lieu of an in-person Closing), as promptly as practicable following, but in any event no later than the second (2nd) Business Day after, the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall become effective on the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.3 Governing Documents; Directors and Officers.

(a) At the Effective Time, the Company Certificate will, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b) At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and each director shall serve until such director’s successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of such director in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company shall use commercially reasonable efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and each officer shall serve until such officer’s successor is elected or appointed or until the earlier death, resignation, removal or disqualification of such officer in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.4 Conversion of Shares; Conversion of Merger Sub Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.4(b), each Share then issued and outstanding (including any Company Restricted Shares but not including any Dissenting Shares) shall be converted into the right to receive a cash amount equal to $30.00, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 1.8; and

(iv) each share of common stock, $0.001 par value per share, of Merger Sub then issued and outstanding shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) At the Effective Time, all Shares converted pursuant to Section 1.4(a)(iii) shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

(c) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 1.5 Surrender of Certificates.

(a) Prior to the Closing, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. The agreement pursuant to which Parent designates the Paying Agent shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares pursuant to Section 1.4(a)(iii) (the “Payment Fund”). With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the DGCL. To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentences, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article I or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in (A) short-term direct obligations of or guaranteed by the United States of America, (B) short-term commercial paper obligations, (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (D) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent or its designee, except as provided in Section 1.5(c). The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b) Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 1.4(a)(iii) (i) a form of letter of transmittal (which shall be in a form reasonably acceptable to the Company and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)) or Book-Entry Shares pursuant to such letter of transmittal. Upon (A) surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be canceled. No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e) At the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be canceled and, subject to compliance with this Section 1.5, exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 1.5.

(f) If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit (in form and substance reasonably acceptable to Parent and the Paying Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Certificate), Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.8) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

Section 1.6 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive, without interest, the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.8), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or written withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, and (ii) the right to participate in any negotiations with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands, approve any withdrawal of any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares with the notice contemplated by Section 262 of the DGCL as part of the Proxy Statement.

(b) If the Surviving Corporation makes any payment with respect to the Dissenting Shares, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Section 1.7 Treatment of Company Equity Awards and Company Equity Plans.

(a) Board Resolutions. The Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) has adopted resolutions (true and correct copies of which have been provided to Parent and which resolutions have not been rescinded or otherwise modified prior to the time of execution of this Agreement) providing that each (i) option to acquire Shares (each, a “Company Stock Option”), (ii) restricted stock unit (each, a “Company RSU”), (iii) restricted Share (each, a “Company Restricted Share”), and (iv) performance share (each, a “Company Performance Share”), in each case, granted under a Company Equity Plan (each, a “Company Equity Award” and collectively, “Company Equity Awards”), to the extent outstanding and unvested as of immediately prior to the Effective Time, and whether or not then subject to any performance conditions, will, effective as of immediately prior to, and contingent upon, the Effective Time, vest in full, with any applicable performance conditions associated with any such Company Equity Award deemed to have been achieved at maximum performance levels.

(b) Treatment of Company Stock Options. At the Effective Time, each Company Stock Option, to the extent outstanding and unexercised as of immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Stock Option or any other Person, be canceled as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of each such canceled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a)), multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(c) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company RSU or any other Person, be canceled as of immediately prior to the Effective Time and, in exchange therefor, each former holder of such canceled Company RSU will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares deliverable under such Company RSU as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a)), multiplied by (y) the Merger Consideration.

(d) Treatment of Company Restricted Shares. At the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Restricted Share or any other Person, be treated in the same manner as a Share, as described in Section 1.4(a) (less applicable Tax withholdings pursuant to Section 1.8).

(e) Treatment of Company Performance Shares. At the Effective Time, each Company Performance Share that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Performance Share or any other Person, be canceled as of immediately prior to the Effective Time and, in exchange therefor, each former holder of such canceled Company Performance Share will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of such holder’s Company Performance Shares as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a) above and after the determination of the deemed achievement of applicable performance conditions as described above, it being understood that the deemed achievement of the applicable performance conditions at maximum has been approved by the Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) prior to the time of execution of this Agreement), multiplied by (y) the Merger Consideration.

(f) Termination of Company Equity Plans. The Company shall terminate each Company Equity Plan effective as of, and contingent upon, the Effective Time.

(g) Payments with respect to Company Equity Awards. Parent shall cause the Surviving Corporation to make all payments to former holders of Company Equity Awards required under Section 1.7(b)-(e) as promptly as practicable after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, in accordance with Section 1.7(b)-(e) and the terms of the applicable Company Equity Plans pursuant to which such Company Equity Awards were issued; provided that, to the extent any Company Equity Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be paid in accordance with the terms of the applicable Company Equity Award at the earliest time permitted under such terms that will not result in the application of a Tax or penalty under Section 409A of the Code.

(h) Further Action by Company Board. The Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) shall take all necessary actions, including under the Company Equity Plans and the agreements evidencing the Company Equity Awards and, to the extent necessary, obtaining consent of the holders of the Company Equity Awards, to effectuate the actions contemplated by this Section 1.7.

(i) Termination of ESPP. The provisions of Section 1.7(a) shall not apply to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”). Effective as of the date of this Agreement, the Company Board (or, if appropriate, the committee administering the ESPP) shall adopt resolutions or take such other actions as may be required to provide that with respect to the ESPP: (i) no new Plan Period (as defined in the ESPP) will commence after the date of this Agreement, (ii) no new participant may begin to participate in the ESPP after the date of this Agreement, (iii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury

Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iv) if the Effective Time will occur prior to the end of the Plan Period in existence under the ESPP on the date of this Agreement, each Option (as defined in the ESPP) to the extent outstanding and unexercised as of immediately prior to the Effective Time, will be terminated as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of each such canceled Option will be entitled to receive (without interest), in consideration of the termination of such Option, an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares subject to such Option as of immediately prior to the Effective Time (based on the fair market value of a Share as of immediately prior to the Effective Time), multiplied by (y) the excess, if any, of the Merger Consideration over the Option Price (as defined in the ESPP) per Share under the ESPP, (v) any remaining balances in any participant’s account under the ESPP will be returned to such participant (determined, for the avoidance of doubt, after giving effect to clause (iv)), and (vi) the ESPP will terminate effective as of, and contingent upon, the Effective Time. Parent shall cause the Surviving Corporation to make all payments to former holders of Options required under this Section 1.7(i) as promptly as practicable after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, in accordance with the foregoing and the terms of the ESPP. The Company acknowledges and agrees that it will timely comply with any written notice requirements set forth in the ESPP, including the written notice requirement set forth in Section 15(b) of the ESPP. The Company shall provide Parent with a reasonable opportunity to review and comment on any resolutions, notices and documents prepared in connection with the provision of this Section 1.7(i) after the execution of this Agreement and prior to the adoption of such resolutions, sending of such notices or taking of such actions.

(j) Notification to Holders of Affected Awards; Treatment of Awards Subject to Non-U.S. Law. As soon as practicable following the execution of this Agreement, but in any case no later than five (5) days after the mailing of the Proxy Statement, the Company shall deliver to each Person who is a holder of a Company Equity Award a letter describing the treatment of and payment for such Company Equity Awards pursuant to this Section 1.7. The Company shall provide Parent with a reasonable opportunity to review and comment on such letters prior to delivering them to the holders of Company Equity Awards. Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 1.7 to the extent necessary to take into account applicable non-U.S. Law or Tax or employment considerations.

Section 1.8 Withholding. Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including the Code); provided that the gross amounts payable in respect of any Company Equity Award granted in respect of service as an employee shall be first paid to the Surviving Corporation, and thereafter amounts payable pursuant to Section 1.7 shall be paid by the Surviving Corporation to the holder of such Company Equity Award, subject to any withholdings pursuant to this Section 1.8. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.9 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed or furnished with the SEC since December 31, 2015 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature); provided, that this clause (i) shall not apply to Sections 2.2(a) through 2.2(c); or (ii) the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 2.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be qualified or in good standing or to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC or otherwise made available to Parent, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof and the comparable organizational documents of each of the Company Subsidiaries as amended to the date hereof. The Company Certificate and the Company Bylaws (and the comparable organizational documents of the Company Subsidiaries) are in full force and effect. The Company is currently in compliance in all material respects with the Company Certificate and the Company Bylaws.

(b) Section 2.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date of this Agreement. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. With respect to each Company Subsidiary that is partly owned by any third party, all of the issued and outstanding shares of capital stock of, or other equity interests in, such Company Subsidiary have been validly issued and are fully paid and nonassessable. The Company and the Company Subsidiaries do not own, directly or indirectly, any equity interests or voting securities of any Person (other than a Company Subsidiary).

(c) Section 2.1(c) to the Company Disclosure Schedule sets forth the name of each Person (other than the Company or a Company Subsidiary) that owns, directly or indirectly, any shares of capital stock or any other interests in any Company Subsidiary.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 3, 2017 (the “Company Capitalization Date”), (i) 66,007,178 Shares were issued and outstanding, including no Company Restricted Shares, (ii) 1,025,299 Shares were held in treasury by the Company and its Subsidiaries, (iii) 12,920,558 Shares were reserved and available for issuance pursuant to the Company Equity Plans (of which 4,365,151 Shares were subject to outstanding Company Stock Options, 558,750 Shares were subject to issuance pursuant to granted Company RSUs and 214,794 Shares subject to issuance pursuant to granted Company Performance Shares, assuming performance conditions associated with such Company Performance Shares were deemed to have been achieved at maximum performance levels), and 190,625 Shares were reserved and available for issuance pursuant to the ESPP and (iv) no shares of the Company’s preferred stock were issued and outstanding. All the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 2.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Company Capitalization Date, of all outstanding Company Stock Options, Company Restricted Shares, Company RSUs, Company Performance Shares, including, in each case, the name of the Company Equity Plan under which such Company Equity Awards were granted, the name of the holder, and the exercise price (if applicable), vesting schedule and/or conditions, as applicable, with respect to each of such Company Equity Awards and, in the case of outstanding rights under the ESPP, the name of each current participant in the current offering period of the ESPP, the amount of current payroll deductions or purchase elections that have and would be made through the end of such current offering period (assuming continuation of such payroll deductions or purchase election at such participant’s existing levels throughout the duration of the current offering period), and the amount of any funds currently held by the ESPP for the account of any participant with respect to any period other than the current offering period that remain available for use to purchase Shares.

(b) Except as set forth in Section 2.2(a), as of the date of this Agreement (i) the Company does not have any shares of capital stock issued, reserved for issuance or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 2.2(a) as of the Company Capitalization Date, and (ii) there are no outstanding subscriptions, options, shares of restricted stock, restricted stock units, “phantom” stock rights, performance units, warrants, puts, calls, exchangeable or convertible securities issued or granted by Company or any of the Company Subsidiaries or any Contracts, rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) issue, grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or such Contract, right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests of the Company or any Company Subsidiary, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of the Shares or other equity interests of the Company or any Company Subsidiary. Between the Company Capitalization Date and the date of this Agreement, the Company has not granted any Company Equity Awards or other equity or equity-based award to any Person.

(c) There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary under which any holder or beneficial owner has the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

(d) As of the date of this Agreement, the Company and the Company Subsidiaries have no outstanding Indebtedness for borrowed money (and do not guarantee the outstanding Indebtedness for borrowed money of any other Person) other than Indebtedness for borrowed money between the Company and any wholly owned Company Subsidiary.

Section 2.3 Company Board Recommendation; Corporate Authority Relative to this Agreement; No Violation.

(a) The Company Board has duly adopted and not subsequently rescinded or modified in any way resolutions, (i) determining that this Agreement and the Merger, are fair to and in the best interests of the Company and its stockholders; (ii) approving and declaring advisable this Agreement and the Merger in accordance with the DGCL, (iii) recommending that the Company’s stockholders adopt this Agreement (such recommendations, the “Company Board Recommendation”); and (iv) directing that the adoption of this Agreement be submitted to the stockholders of the Company.

(b) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company’s stockholders in the case of the Merger, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Merger other than the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Stockholder Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(c) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Merger will (i) result in a violation or breach of or conflict with the Company Governing Documents; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to receipt of the Required Company Stockholder Vote and obtaining or making the consents, approvals, authorizations or permits referred to in Section 2.3(d), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or any Law, in each case applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover Law; (v) such consent, approval, authorization or permit as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (vi) the consents, approvals, authorizations or permits of Governmental Entities set forth in Section 2.3(d) of the Company Disclosure Schedule; and (vii) such other consent, approval, authorization, filing, registration, notice or permit which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the date hereof, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Statute are, to the extent such restrictions can be rendered inapplicable by action of the Company Board under applicable Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger. No Takeover Statute or any anti-takeover provision in the Company Governing Documents is applicable in a manner that shall prevent the consummation of the Merger.

Section 2.4 Reports and Financial Statements.

(a) Since January 1, 2016, the Company has timely filed or furnished all forms, certifications, schedules, exhibits, documents and reports with the SEC (such forms, certifications, schedules, exhibits, documents and reports, the “Company SEC Documents”) required to be filed or furnished by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents, each as in effect as of the date the applicable Company SEC Document was so filed or furnished and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2016, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2016 and prior to the date hereof that were not available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, as well as condensed notes).

(c) The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were accurate in all material respects as of the date of such certifications.

Section 2.5 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2017 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since March 31, 2017, or as have been incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement, (c) as expressly permitted to be incurred by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business, and (e) for liabilities which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise. For purposes of this Section 2.5, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract.

Section 2.6 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in compliance with, and since such time has not been, and is not now, in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective businesses, properties or assets, except where such noncompliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in possession of all licenses, permits, consents, listings, clearances and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and (ii) the Company and each Company Subsidiary is in compliance with all Company Permits.

(c) Notwithstanding anything contained in this Section 2.6, no representation or warranty shall be deemed to be made in this Section 2.6 in respect of environmental, Tax, labor or employee benefits Laws matters.

Section 2.7 Environmental Laws and Regulations. At all times since January 1, 2014, except for such matters as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have been in compliance with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have incurred no liability under any applicable Environmental Laws; (c) no real property currently, or to the Knowledge of the Company, formerly, owned or operated by the Company or any of the Company Subsidiaries, is contaminated with any Hazardous Substance in a manner that is required to be investigated, remediated or removed or that would otherwise reasonably be expected to result in a liability to the Company or any Company Subsidiary under any Environmental Law; (d) neither the Company nor any of the Company Subsidiaries has received any written notice of any Legal Proceeding or any written demand or claim, alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions, and to the Knowledge of the Company no such Legal Proceeding, notice, demand or claim is threatened; (e) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law; and (f) the Company has possessed and has complied with all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to prevent or materially increase the cost of compliance by the Company with the Environmental Laws or Environmental Permits. To the Knowledge of the Company, no products made, manufactured, constructed, distributed, sold, leased, supported or installed by the Company contain asbestos, asbestos-containing material, mercury, mercury-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing material. The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or a Company Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property that the Company or a Company Subsidiary currently or formerly has owned, operated, or leased.

Section 2.8 Employee Benefit Plans.

(a) Section 2.8(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each other similar fringe or employee benefit plan, program or arrangement, in each case sponsored or maintained by the Company or any Company Subsidiary for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any obligation or liability (whether actual or contingent) (other than any such plan, program or arrangement that is mandated by Law) and “U.S. Company Benefit Plan” means a Company Benefit Plan other than one maintained for the benefit of current or former employees, directors or consultants located outside of the United States. With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to such plans and any related trust agreement, (ii) the two (2) most recent Form 5500 Annual Report, to the extent applicable, (iii) the two (2) most recent audited financial statements, and (iv) all material filings and correspondence with any Governmental Entity during the past three (3) years.

(b) No U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the U.S. Company Benefit Plans has been established, operated and administered in compliance and in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, or comparable U.S. state Law or under any employment agreement or severance plan made available to Parent, (iii) all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each U.S. Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (iv) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary was subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, and (v) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a liability. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is subject to a favorable determination letter as to its qualification, or if such Company Benefit Plan is a prototype plan, the opinion or notification letter for each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan other than a U.S. Company Benefit Plan, if any, has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan that is funded, the liability of each insurer for any such

Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d) The execution and delivery of this Agreement and the consummation of the Transactions (either alone or in conjunction with any other event) will not, and would not reasonably be expected to, (i) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, independent contractor or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, except for acceleration of any Company Equity Awards in accordance with the terms of this Agreement, (iv) require the Company or any Company Subsidiary to transfer or set aside any material assets to fund any benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan or (vi) limit or restrict the right to amend, terminate or transfer any material assets of any Company Benefit Plan on or following the Effective Time.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any Company Subsidiary has an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company or any Company Subsidiary for any Tax incurred by such service provider pursuant to Section 409A of the Code.

(f) Except as disclosed in Section 2.8(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Contract that would require the Company or any Company Subsidiary to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. No payment or benefit paid or provided to any executive officer of the Company or any Company Subsidiary would fail to be deductible for federal income Tax purposes due to the application of Section 280G of the Code if the Closing Date and the termination of any such individual’s employment occurred on the date hereof.

Section 2.9 Absence of Certain Changes or Events.

(a) From December 31, 2016 through the date of this Agreement, there has not occurred any Company Material Adverse Effect.

(b) From March 31, 2017 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of clauses (i), (iv), (vi), (vii), (viii) (other than clauses (ii) and (iv) thereof), (ix), or (xi) to (xvi) of Section 4.1(b) had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 2.10 Investigation; Litigation. (a) As of the date of this Agreement, there is no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11 Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns, including, all net operating losses and net operating loss carryforwards shown therein, are true, complete and accurate;

(b) the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c) there is no pending or threatened in writing audit, examination, investigation, assessment or other proceeding with respect to any Taxes of the Company or any Company Subsidiary that has not been accrued for in accordance with GAAP;

(d) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(f) none of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time (other than (i) any agreement between or among any of the Company or the Company Subsidiaries and (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any Company Subsidiary) filing a consolidated Tax Return or has any liability for Taxes of any

Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g) there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens;

(h) neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(i) since January 1, 2012, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns asserting that the Company or Company Subsidiary is or may be subject to taxation by that jurisdiction; and

(j) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any Company Subsidiary.

Section 2.12 Labor Matters.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or similar labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary. Since January 1, 2014, the Company and each Company Subsidiary has been in compliance with all applicable Laws respecting employment and employment practices, including the Worker Adjustment and Retraining Notification Act, as amended, and any similar Law and all Laws respecting terms and conditions of employment, health and safety, wage payment, Form I-9 matters, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors and unemployment insurance, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against it before any Governmental Entity

(c) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Intellectual Property. Section 2.13 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all current or previously registered Intellectual Property and all pending applications therefor owned or exclusively licensed by Company or a Company Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary is the sole owner of the items listed above, free and clear of all Liens and either the Company or a Company Subsidiary owns, is licensed, can acquire on reasonable terms or otherwise possesses the right to use, all Intellectual Property used in their respective businesses as currently conducted. To the Knowledge of the Company, the Intellectual Property listed on Section 2.13 of the Company Disclosure Schedule are valid and enforceable in all material respects. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 2.13 of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, claims threatened against the Company or any Company Subsidiary by any Person alleging that the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted would infringe upon or otherwise misappropriate or violate any Intellectual Property right of any Person in the jurisdictions in which the Company and the Company Subsidiaries have operations and/or sales; (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries are not committing any such infringement, misappropriation or other violation; and (iii) the Company and the Company Subsidiaries have taken at all times reasonable efforts to protect their material trade secrets and the integrity, security and continuous operation of their material software and systems, and there have been no material violations, breaches or outages of same. As of the date hereof, neither the Company nor any of the Company Subsidiaries has made any claim of a material violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses.

Section 2.14 Real Property.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary as of the date hereof (such property collectively, the “Company Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary has valid title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) that is a statutory Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law or in the ordinary course of business for amounts not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with

GAAP, (iii) that is disclosed in accordance with GAAP on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents or securing liabilities reflected on such balance sheet, (iv) that secures Indebtedness for borrowed money or any financial guaranty thereof, in each case except to the extent incurred in violation of this Agreement, or (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records that do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property affected thereby (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”).

(b) Section 2.14(b) of the Company Disclosure Schedule sets forth a true and complete list of each material lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property as of the date hereof (such property collectively, the “Company Leased Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies the Company Leased Real Property is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of the Company or, if applicable, any Company Subsidiary (and, to the Knowledge of the Company, any other party to such leases, subleases or other such agreements), exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for any Company Permitted Liens.

Section 2.15 Material Contracts.

(a) Except for this Agreement and for any Contracts filed as an exhibit to any Company SEC Document or any Company Benefit Plan, Section 2.15 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 2.15(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 2.15(a) being referred to herein as the “Company Material Contracts”):

(i) (A) any Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business, material area or geographic region, or with any Person, including any Contract that requires the Company and any Company Subsidiary to work exclusively with any Person in any material area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) any Contract that provides for “most favored nation” rights with respect to pricing to another Person or (C) any Contract that provides for exclusive or preferred purchasing arrangements or similar provisions obligating the Company or Company Subsidiary to obtain its requirements for, or a minimum quantity of, any material products or components exclusively from any Person;

(ii) (A) any partnership, joint venture, limited liability company (which limited liability company includes one or more members that is not an affiliate of the Company or a Company Subsidiary) agreement or similar Contract or (B) any strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and the Company Subsidiaries, taken as a whole;

(iii) any Contract not otherwise described in any other subsection of this Section 2.15(a) that (A) is reasonably expected to involve future expenditures by, or future payments to, the Company or any Company Subsidiary of more than $2,000,000 in the twelve (12) month period following the date hereof (or involved expenditures by, or payments to, the Company or any Company Subsidiary of more than $2,000,000 in the twelve (12) month period preceding the date hereof) and (B) cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty;

(iv) any Contract providing for a material acquisition or divestiture or material licensing agreement that has not closed as of the date of this Agreement or that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000;

(v) any Contract (A) relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount, individually or in the aggregate with any other such Contracts, in excess of $2,000,000 (other than Contracts solely among the Company and any Company Subsidiary), (B) that grants a Lien (other than a Company Permitted Lien) or restricts the granting of Liens on any material property or asset of the Company or the Company Subsidiaries, or (C) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or the Company Subsidiaries;

(vi) any Contract, other than a Contract relating to employment, between the Company or any Company Subsidiary, on the one hand, and any Person beneficially owning five percent (5%) or more of the Shares or any officer, director, employee or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(vii) any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which the

Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights, voting or similar agreement or arrangement;

(x) any collective bargaining agreement or other Contract with any labor union;

(xi) any Contract involving or providing for the settlement (or proposed settlement) of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $1,000,000 or (C) that materially restricts or imposes material obligations on the Company and the Company Subsidiaries, taken as a whole;

(xii) any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or the Company Subsidiaries or that contains a put, call or similar right pursuant to which the Company or the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material assets of any Person and which purchase or sale would reasonably be expected to involve payments in excess of $500,000;

(xiii) any Contract that obligates the Company or the Company Subsidiaries to make any capital investment or capital expenditure in excess of $2,000,000, which capital investment or expenditure is outside the ordinary course of business and is not contemplated by the Capital Expenditure Budget;

(xiv) any Contract under which (A) the Company or the Company Subsidiaries leases from any other Person any equipment or other tangible personal property providing for annual payments by the Company or the Company Subsidiaries in excess of $500,000 or (B) the Company or the Company Subsidiaries leases or sublease any real property to any other Person; and

(xv) any Contract pursuant to which the Company or any Company Subsidiary has made a loan to any other Person, or that requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in the form of a loan, capital contribution or similar transaction) any other Person, in each case in excess of $500,000.

(b) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect. Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except those Company Material Contracts that are terminated after the date hereof in accordance with their respective terms), except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice from any other party to a Company Material Contract that such other party intends to terminate or fail to renew any such Company Material Contract such that, if such termination or failure to renew occurred, would be reasonably be expected to have a Company Material Adverse Effect.

Section 2.16 Insurance. All insurance policies and insurance Contracts of the Company and the Company Subsidiaries set forth on Section 2.16 of the Company Disclosure Schedule are, in all material respects, in full force and effect, are valid and Enforceable, and all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation, denial of coverage or termination with respect to any insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation, denial or termination would reasonably be expected to have a Company Material Adverse Effect.

Section 2.17 Regulatory Compliance.

(a) (i) Each of the Company and each Company Subsidiary holds, and is operating in compliance in all material respects with, all material Company Permits of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360e (“PMAs”), and all such FDA Permits and comparable Company Permits issued by foreign Governmental Entities are in full force and effect; (ii) all of the 510(k)s and PMAs and similar Company Permits issued by foreign Governmental Entities for products of the Company and the Company Subsidiaries are exclusively owned by the Company or one of the Company Subsidiaries, and to the Knowledge of the Company, neither the FDA nor any similar foreign Governmental Entity has threatened in writing to suspend or revoke any such 510(k)s, PMAs, or similar Company Permit issued by foreign Governmental Entity or to change the marketing classification or labeling of any such products; and (iii) to the Knowledge of the Company, the development, manufacture, distribution, sale and marketing of the Company’s products (including components thereof) are in compliance in all material respects with all FDA Permits and with all similar Company Permits issued by foreign Governmental Entities.

(b) Since January 1, 2015, each of the Company and each Company Subsidiary has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA or by a similar foreign Governmental Entity; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and all applicable similar Laws of foreign Governmental Entities; (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and similar Laws relating to the disclosure of payments and gifts made to healthcare practitioners; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009. To the Knowledge of the Company, since January 1, 2015, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation in any material respect of any applicable Law.

(c) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any applicable Law in any material respect, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA or comparable Governmental Entity. Since January 1, 2015, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Knowledge of the Company’s, threatened in writing by a Governmental Entity relating to the Company or any Company Subsidiary.

(d) The clinical, pre-clinical and other studies and tests conducted by, or, to the Knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary, since January 1, 2015, were and, if still pending, are being conducted in all material respects in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and all similar Laws of foreign Governmental Entities. Since January 1, 2015, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA or a similar foreign Governmental Entity, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(e) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from the FDA or any similar foreign Governmental Entity of any pending or threatened investigation in respect of the Company, any Company Subsidiary or any of the Company directors, officers, and employees, or any products of the Company or any Company Subsidiary, pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar Laws of any foreign Governmental Entity. None of the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents. Neither the Company nor any Company Subsidiary (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) since January 1, 2015, has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity concerning non-compliance with applicable Laws.

Section 2.18 Products. Since January 1, 2015, neither the Company nor any Company Subsidiary has received a written claim for or based upon a breach of product or service warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), sale, or marketing of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of March 31, 2017.

Section 2.19 Finders and Brokers. Neither the Company nor any Company Subsidiary has employed or entered into any Contract with any investment banker, broker or finder, other than Piper Jaffray & Co. (“Piper”), who would be entitled to any fee or commission in connection with or upon consummation of the Transactions. A true and correct copy of the engagement letter between the Company and Piper executed in connection with the Transactions (which discloses all fees and commissions payable to Piper in connection with or upon consummation of the Transactions) has been made available to Parent prior to the date hereof.

Section 2.20 Fairness Opinion. The Company Board has received the opinion of Piper to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the consideration to be received by holders of Shares (other than (a) any wholly owned Subsidiary of the Company or (b) Parent, Merger Sub and their respective affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent, solely for informational purposes, promptly following receipt thereof.

Section 2.21 Information Supplied. The Proxy Statement will not, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 2.22 No Other Representations. Except for the representations and warranties contained in Article III, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly represent and warrant to the Company as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power and authority, would not reasonably be expected to have a Parent Material Adverse Effect. All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are owned directly or indirectly by Parent.

Section 3.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by Parent’s board of directors and, except for adoption of this Agreement by Parent, as sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other governing documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the consents referred to in Section 3.2(c) below, violate any order or judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing of any reports, forms or documents that may be required of Parent or its affiliates in connection with this Agreement and the Transactions under any foreign securities Laws or applicable securities exchange rules; (iii) such consent, approval, authorization or permit as may be required under any applicable foreign takeover Law; (iv) such consents, approvals, authorizations, filings, registration, notices or permits as may be required under the HSR Act or other applicable antitrust Laws; and (v) such other consents, approvals, authorizations, filings, registrations, notices or permits which if not obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent has no knowledge of any fact relating to its or any of its affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any consent, approval, authorization or permit necessary for the consummation of the Transactions.

Section 3.3 Compliance with Law. Parent and Merger Sub are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets, except where such noncompliance, default or violation would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.4 Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.5 Investigations; Litigation. (a) As of the date of this Agreement, there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have a Parent Material Adverse Effect, challenge the validity or propriety of the Merger or otherwise seek to prevent or materially delay the consummation of the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 3.6 Finders and Brokers. Neither Parent nor Merger Sub has employed or entered into any Contract with any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company or any Company Subsidiary would be responsible.

Section 3.7 Stock Ownership. None of Parent, Merger Sub or Parent’s affiliates (a) directly or indirectly owns, beneficially or otherwise, any Shares or (b) has at any time during the three (3) years preceding the date hereof owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 3.8 No Merger Sub Activity. Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any obligations or liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions). Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 3.9 Sufficient Funds. Parent currently has, and as of the Effective Time will have, sufficient available funds to consummate the Merger on the terms and conditions set forth in this Agreement, including to pay the Merger Consideration and other amounts payable by Parent hereunder in full in accordance with the terms and conditions of this Agreement. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding the ability of Parent, Merger Sub or any other Person to obtain financing for the Merger and the other Transactions.

Section 3.10 No Other Representations. Except for the representations and warranties contained in Article II, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that neither of them has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent and Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in connection with the entry into this Agreement or the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 7.1 (the “Pre-Closing Period”), except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) as specifically permitted or required by this Agreement, (iii) as required by Law or (iv) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall use its commercially reasonable efforts to cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its and their present business organizations, to keep available the services of its and their current executive officers and key employees and to preserve its and their present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others Persons with whom it and they have material business relations.

(b) Without limiting the generality of Section 4.1(a), the Company agrees that during the Pre-Closing Period, except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) to the extent specifically permitted or required by this Agreement (including pursuant to Section 1.7, Section 4.1(b)(x)(v) and Section 4.1(b)(x)(vii) herein), or (iii) to the extent required by Law, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change the Company Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for Shares issuable pursuant to Company Equity Awards outstanding on the date hereof and disclosed on Section 2.2(a) of the Company Disclosure Schedule or granted after the date hereof to the extent permitted under Section 4.1(b)(x)(vii), and Shares issuable pursuant to rights outstanding under the ESPP and disclosed on Section 2.2(a) of the Company Disclosure Schedule);

(iii) amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, or permit any Company Subsidiary to amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities or any securities of its Company Subsidiaries (other than the retention or acquisition of Shares tendered by current or former employees or directors of the Company in order to pay Taxes or the exercise price due in connection with the exercise or vesting of any Company Equity Award or in connection with the ESPP);

(iv) incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others (except (i) pursuant to existing Contracts, including the Existing Credit Facility, or (ii) such incurrences of Indebtedness, guarantees of Indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $25,000,000 in the aggregate);

(v) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability or vesting of any Company Equity Awards or authorize material (individually or in the aggregate) cash payments in exchange for Company Equity Awards, except to the extent (A) required under any Company Equity Awards or Contracts existing as of the date of this Agreement or subsequently issued as permitted hereunder or (B) in connection with an employee’s termination in accordance with this Agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule;

(vi) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend to its parent or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or propose to do any of the foregoing;

(vii) sell, assign, lease, license, sublicense, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, sale or otherwise) any material property or assets of the Company or any Company Subsidiary (other than (w) the disposition of used or excess equipment and the purchase of supplies and equipment, (x) the sale, assignment, transfer, license, sublicense, lapse or expiration of any non-exclusive licenses with respect to any Intellectual Property, in either case in the ordinary course of business consistent with past practice, (y) sales of inventory in the ordinary course of business and in a manner consistent with past practice, and (z) dispositions of obsolete or worthless assets), or enter into any material commitment or transaction outside the ordinary course of business;

(viii) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person, corporation, partnership or other business organization or business or division thereof or property or assets for a fair market value in excess of $25,000,000 in the aggregate for all such transactions, (ii) enter into, terminate or amend any Company Material Contract or grant any release or relinquishment of any material rights under any Company Material Contract, except that the Company may enter into, amend and terminate customer contracts in the ordinary course of business consistent with past practice, provided that any such new customer contracts are terminable at the Company’s option on no more than twelve (12) months’ notice, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in excess of the capital expenditure budgets for any of the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019 set forth on Section 4.1(b) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(b);

(ix) forgive any loans to its employees, officers, directors or affiliates, or forgive any material loans to any other Person;

(x) other than as required by Company Benefit Plans existing on the date hereof, (i) materially increase the compensation or benefits payable or to become payable to current directors, officers, employees or consultants (that are natural persons or personal services entities) of the Company or any Company Subsidiary, (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for employment or severance agreements entered into with current or future employees of the Company or its Subsidiaries who have, or will have, an annual base salary below $300,000 (“Non-Management Employees”), but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule), (iii) hire or terminate employment (other than for cause) of any employees other than Non-Management Employees (other than the hiring of employees or officers to replace any employees or officers who leave the Company or any of the Company Subsidiaries after the date of this Agreement or in fulfillment of job requisitions open on the date of this Agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule), (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses, (v) grant any cash bonus or any cash incentive compensation, except that the Company may (A) grant equity-based awards settled in cash as set forth in clause (vii) below (B) pay cash bonuses for 2017 assuming the achievement of performance metrics at “target,” as established by the Company Board (or a committee thereof) on or before the date of this Agreement, regardless of actual performance, and (C) pay cash bonuses for 2018 the amount of which shall not exceed, in the aggregate, 110% of 2017 bonuses, (vi) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) except for the retention plan described in Section 4.1(b)(x) of the Company Disclosure Schedule, routine amendments, renewals to health and welfare plans, or as would not result in a material increase in benefits or in cost to the Company and its Subsidiaries or (vii) grant any equity or equity-based compensation, except that the Company may grant equity-based awards (including equity-based awards settled in cash) to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule; provided, however, that notwithstanding the foregoing, any action that is not prohibited by the terms of this Section 4.1(b)(x) shall, unless otherwise expressly provided in this Section 4.1(b)(x), be permissible only if undertaken in the ordinary course of business consistent with past practice and the terms provided under the Company’s or Subsidiary’s employment and compensation plans, policies, agreements and arrangements, as applicable, existing on the date hereof.

(xi) take any action, other than as required by applicable Law or GAAP, to change materially any accounting policies or procedures (with Parent to be provided prompt written notice of change required by applicable Law or GAAP); provided that the Company shall be permitted to select any alternative policies or procedures permitted by applicable Law or GAAP in connection with such changes;

(xii) make or change any material Tax election inconsistent with past practices, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any amended Tax Return in respect of a material Tax item, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or settle or compromise any material Tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiii) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(xiv) except with respect to matters involving any ordinary course commercial contracts with Parent, initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case, with an amount in controversy (considering the value of all requested relief, including injunctive relief, declaratory relief, damages and penalties) of greater than $2,000,000 (provided that any litigation, action, suit, proceeding, claim or arbitration arising in connection with this Agreement shall only be settled in accordance with Section 5.9);

(xv) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, the Company Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xvi) adopt or implement any stockholder rights plan; or

(xvii) take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xvi) of this Section 4.1(b), or enter into any agreement or arrangement that (A) materially limits or otherwise restricts the Company or any successor thereto, or that would, after the Effective Time, materially limit or restrict the Surviving Corporation and its affiliates or any successor thereto, in each case, from engaging or competing in any line of business in which it is engaged or actively plans to engage or in any material geographic area or (B) would, after the Effective Time, limit or otherwise restrict Parent or its affiliates (other than the Surviving Corporation and its Subsidiaries) from engaging or competing in any line of business or any geographic area.

Section 4.2 No Solicitation.

(a) During the Pre-Closing Period, except as otherwise specifically provided for in this Section 4.2, the Company agrees that it shall not, and it shall cause each Company Subsidiary and each director and officer of the Company and each Company Subsidiary not to, and shall instruct (and use its reasonable best efforts to cause) each of its other Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission of any Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with any Company Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal, (iv) approve or recommend, propose publicly to approve or recommend any Company Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, or fail to make or include in the Proxy Statement when required by this Agreement, the Company Board Recommendation, or (vi) enter into any letter of intent or any agreement or commitment providing for any Company Competing Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement” and any act described in clauses (iv) or (v) above, a “Company Change of Recommendation”). The Company shall, and shall cause each Company Subsidiary and each director and officer of the Company and each Company Subsidiary to, and shall instruct (and use its reasonable best efforts to cause) each of its other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Company Competing Proposal or potential Company Competing Proposal and immediately terminate access by any such Person or group to any physical or electronic data rooms relating to a potential Company Competing Proposal. The Company shall promptly after the date hereof request each Person (if any) that has received information from the Company during the past twelve (12) months pursuant to a confidentiality agreement (other than the

Confidentiality Agreement) that remains in effect as of the date of this Agreement relating to a Company Competing Proposal or potential Company Competing Proposal to promptly return to the Company or destroy all non-public documents and materials relating to the Company Competing Proposal or to the Company or its Subsidiaries or its or their businesses, operations or affairs heretofore furnished or made available by the Company, its Subsidiaries or any of its or their Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement. Promptly following the execution of this Agreement, the Company shall inform its Representatives of the Company’s obligations under this Section 4.2. For purposes of this Section 4.2, the term “Person” includes any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent.

(b) If at any time on or after the date of this Agreement and prior to the Required Company Stockholder Vote being obtained the Company or any of its Representatives receives an unsolicited written Company Competing Proposal that the Company Board determines in good faith to be bona fide from any Person or group of Persons, which Company Competing Proposal was made or renewed on or after the date of this Agreement and did not result from any material breach of this Section 4.2, and if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that (A) such Company Competing Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Competing Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access that was not previously provided or made available to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Competing Proposal.

(c) The Company shall notify Parent orally and in writing promptly (but in any event within one (1) Business Day) (i) after receipt of any Company Competing Proposal (or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal), which notice shall include the identity of the Person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Competing Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Competing Proposal and (iii) after receipt of any request for non-public information relating to it or any Company Subsidiary or for access to its or any of the Company Subsidiaries’ properties, books or records by any Person in connection with a Company Competing Proposal or a proposal or offer that would reasonably be expected to lead to a Company Competing Proposal. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d) Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to the time the Required Company Stockholder Vote is obtained, the Company Board may (i) make a Company Change of Recommendation in response to a Company Intervening Event, or (ii) enter into a Superior Proposal Acquisition Agreement related to a Company Superior Proposal, in each case, if and only if, with respect to each of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws of the State of Delaware and the Company first complies with Section 4.2(e).

(e) Prior to the Company taking any action (i) that is permitted under Section 4.2(d)(i), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such three (3) Business Day period, (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need for the Company Board to effect a Company Change of Recommendation and (z) at the end of the three (3) Business Day period described above, and taking into account any changes to this Agreement proposed by Parent to the Company, the Company Board must have determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Delaware Law even if such changes proposed by Parent were given effect or (ii) that is permitted under Section 4.2(d)(ii), the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any change or amendment to the financial terms of any Company Competing Proposal shall require the Company to again comply with this Section 4.2(e) and provide a new notice and an additional two (2) Business Day period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed Superior Proposal Acquisition Agreement for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof), and during such three (3) Business Day period (or any subsequent two (2) Business Day period), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal and (z) at the end of such three (3) Business Day period (or any subsequent two (2) Business Day period), and taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board must have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Competing Proposal would continue to constitute a Company Superior Proposal even if such changes proposed by Parent were given effect.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) and promulgated under the Exchange Act, (ii) making any public statement or taking any action if the Company Board determines that the failure to make such public statement or take such action would be inconsistent with its fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) making any disclosure required under the Exchange Act or the rules and regulations promulgated thereunder or the rules of NASDAQ; provided, however, that nothing set forth in this Section 4.2(f) shall be deemed to modify the definition of “Company Change of Recommendation” or permit the Company Board to make a Company Change of Recommendation except in compliance with Section 4.2(d) and Section 4.2(e). To the extent practicable, the Company will provide Parent with advance notice of, and discuss the nature of, any such planned disclosure.

(g) References in this Section 4.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

(h) The Company agrees in the event any Company Subsidiary or any officer or director of the Company or a Company Subsidiary takes any action which, if taken by the Company, would constitute a breach of this Section 4.2, the Company shall be deemed in breach of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Company Stockholders Meeting.

(a) As soon as reasonably practicable, and in any event no later than thirty (30) days after the date of this Agreement, the Company, in consultation with Parent, shall prepare, and the Company shall file with the SEC, a preliminary Proxy Statement. The Company shall give Parent reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares, and the Company shall consider such comments (that are provided in a timely manner) in good faith. Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Proxy Statement shall include the Company Board Recommendation. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act or reasonably requested by the Company. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy

Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent with copies of any written comments, and shall inform Parent of any oral comments, that the Company may receive from the SEC or its staff, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law. The Parties agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the preliminary and definitive Proxy Statement, including communications related to any SEC comments, may be made on behalf of each Party by email through their respective counsel. Notwithstanding anything to the contrary in this Section 5.1, and subject to Section 4.2, the Company may amend or supplement the Proxy Statement following a Company Change of Recommendation to modify the Company Board Recommendation without the prior consent of Parent.

(b) The Company, in consultation with Parent, shall as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.1(a), duly set a record date for, call, give notice of, convene and hold a special meeting of stockholders of the Company for the purpose of seeking the Required Company Stockholder Vote and, to the extent required under applicable SEC rules, seek the approval from the Company’s stockholders on a non-binding, advisory basis of certain compensation that may become payable to the Company’s named executed officers in connection with the completion of the Merger (the “Company Stockholders Meeting”). Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Company Board shall recommend that the stockholders of the Company vote in favor of adoption of this Agreement. At the Company Stockholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon to vote in favor of adoption of this Agreement. The Company shall comply in all material respects with Delaware Law, the Company Governing Documents, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Stockholders Meeting, including preparing and delivering the Proxy Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.1(a). Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement, and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, that (i) the Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except (x) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (y) if the Company Board determines in good faith that it is necessary to do so in order to solicit additional proxies in order to obtain the Required Company Stockholder

Vote, whether or not a quorum is present or (z) as may be required by applicable Law; and (ii) Parent may cause the Company to postpone or adjourn the Company Stockholders Meeting by prior written notice to the Company, provided that Parent shall require no more than one (1) such postponement or adjournment, which shall last no more than ten (10) Business Days. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Company Competing Proposal and the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Company Change of Recommendation; provided, however, that, subject to Section 5.1(a), if the public announcement of a Company Change of Recommendation or the delivery of notice by the Company to Parent pursuant to Section 4.2(e) occurs less than ten (10) Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten (10) Business Days after such event.

Section 5.2 Access; Confidentiality; Notice of Certain Events.

(a) During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and Company shall cause each of the Company Subsidiaries to (i) afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective books, Contracts and records (including Tax Returns) and (ii) furnish to Parent and its Representatives all information (financial or otherwise) concerning its business, properties and personnel as Parent or its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 5.2 to provide Parent, Merger Sub or their Representatives with access to or to disclose information (A) that the Company, the Company Subsidiaries or their respective Representatives are prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that would jeopardize any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent shall use commercially reasonable efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

(b) Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 5.2, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any written notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Merger or other Transactions, (iii) of any notice or other communication received by the Company from any Person requesting the convening of a meeting of the stockholders of the Company and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.2(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VI or give rise to any right to terminate under Article VII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 5.3 Efforts to Consummate.

(a) Subject to the terms and conditions provided herein, the Parties shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the Transactions, including (i) preparing and filing with the appropriate Governmental Entities as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Transactions and to obtain as reasonably promptly as practicable all consents and clearances necessary to be obtained from any Governmental Entities in order to consummate the Transactions (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to, as soon as reasonably practicable following the date of this Agreement and at a mutually agreed upon time, (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (B) make all other filings that are required to be made in order to consummate the Transactions pursuant to other applicable Laws. Each Party further agrees that it will not extend any waiting period under the HSR Act or other applicable Law, or enter into any agreement with the FTC, the DOJ, any other Governmental Entity, or any other party to delay or not to consummate the Transactions, except with the prior written consent of the other Party. Each Party further agrees that it will supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Law as soon as possible, including promptly complying with any “second request” for information or similar request from the FTC, DOJ, or other Governmental Entity.

(b) In connection with the actions referenced in Section 5.3(a) to obtain all Governmental Approvals for the Transactions under the HSR Act and any other Laws, each of Parent and the Company shall (i) cooperate in all respects with the other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) to the extent practicable, consult with each other in advance of any scheduled meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or any other Governmental Entity or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.3(b) as restricted information to be shared only with such Persons or its outside counsel and subject to such terms as provided in the Confidentiality Agreement.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.3(a) and Section 5.3(b), with regard to any Governmental Entity that regulates administers or enforces any Laws related to antitrust, competition, fair trade or similar matters, neither the Company nor any of its Subsidiaries or affiliates shall, without Parent’s written consent, in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product lines or assets (whether tangible or intangible) of, the Company or any of its Subsidiaries or affiliates (“Company Assets”) or otherwise receive the full benefits of this Agreement Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Parent be obligated to (i) litigate against a Governmental Entity or (ii) divest or hold separate, to enter into any licensing or similar arrangement, or take any other action with respect to, any assets (whether tangible or intangible) or operations relating to any business of the Parent or any of its Subsidiaries or affiliates or any of the Company Assets, provided, however, that, to the extent any actions described in clause (ii) are necessary to obtain regulatory clearance, Parent agrees to divest or take other appropriate actions related to the Scheduled Assets.

(d) Subject to Parent’s undertakings pursuant to this Section 5.3, the final determination of the appropriate strategy and course of action with respect to the actions contemplated in this Section 5.3 shall be made by Parent; provided, however, that Parent shall keep the Company apprised of its strategy and course of action and shall give the Company reasonable opportunity to comment on such strategy and course of action, and Parent shall consider such comments (that are provided in a timely manner) in good faith. Parent shall be permitted to take the lead in all joint meetings and communications with any Governmental Entity in connection with obtaining any necessary Governmental Approvals pursuant to this Section 5.3. Parent agrees that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the Transactions to close, Parent shall promptly (and in any event within one (1) Business Day) communicate the terms of the offer to the Company. Parent, in its sole discretion, may accept or reject any settlement of the investigation proposed by any Governmental Entity, provided that Parent complies with its obligations under this Section 5.3.

(e) Subject to the conditions outlined in this Section 5.3 or as otherwise required by applicable Law, the Parties shall not, and shall cause each of their respective Subsidiaries not to, take (or permit their respective Representatives to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger not being satisfied or prevent, materially delay, or materially impede the ability of the Company, Parent or Merger Sub to consummate the Merger.

Section 5.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that without limiting any of its obligations under Section 4.2, the Company shall not be required by this Section 5.4 to provide any such review or comment to Parent in connection with a Company Change of Recommendation, and Parent shall not be required to provide any such review and comment to the Company in connection with a Company Change of Recommendation; provided, however, that each Party and their respective affiliates or Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.4 (so long as such disclosure is still accurate).

Section 5.5 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancement of expenses to the extent provided in the Company Governing Documents), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement, the consummation of the Merger or the consummation of any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement, if any, in existence on the date of this Agreement. The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement as set forth in Section 2.16 of the Company Disclosure Schedule or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that, at the Company’s option, in lieu of the foregoing insurance coverage, the Company or Surviving Corporation may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 5.5 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.5, the provisions of this Section 5.5 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5. The rights and obligations under this Section 5.5 shall survive consummation of the Merger and, following the Effective Time, shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 5.5 are intended to be, following the Effective Time, for the benefit of, and shall be Enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 5.6 Takeover Statutes. The Parties shall, to the extent permitted by applicable Law, use reasonable best efforts to (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 5.7 Obligations of Merger Sub. Subject to the terms and conditions of this Agreement, Parent shall (i) as the sole stockholder of Merger Sub, duly execute and deliver to Merger Sub a written consent adopting this Agreement immediately following the execution and delivery of this Agreement, and (ii) take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.8 Employee Benefits Matters.

(a) Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all Company Benefit Plans and agreements between the Company or any Company Subsidiary, on the one hand, and any current or former employee, director or consultant, on the other hand, in accordance with their terms as in effect immediately prior to the date of this Agreement or as entered into or amended after the date of this Agreement as specifically permitted or required by this Agreement (excluding, for the avoidance of doubt, the Company Equity Plans and ESPP). For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company or any Company Subsidiary who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time, during their period of active employment by the Surviving Corporation (or any affiliate thereof) during such one (1) year period (the “Continuing Employees”) (i) (x) base salary (or wages) and (y) annual cash bonus opportunities that, in each case, are not less favorable than those provided by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially comparable to those provided by the Company immediately prior to the Effective Time.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and, allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company as in effect immediately prior to the Effective Time.

(c) Parent agrees that all Continuing Employees shall be immediately eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.8 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time (subject to compliance with Section 5.8(a)) and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or migrates the Continuing Employees to a successor health or welfare benefit plan, then the Continuing Employees shall be immediately eligible to participate in the Surviving Corporation’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under a health and welfare benefit plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any employee benefit plan, program or arrangement of Parent or any of its affiliates, then Parent shall use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time, (ii) ensure that any new health or welfare benefit plan shall, for purposes of eligibility, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such new health or welfare benefit plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company, and (iii) cause service rendered to the Company and the Company Subsidiaries (or any predecessor) to be credited to the same extent as such service was recognized under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time.

(d) At the request of Parent made at least ten (10) Business Days prior to the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date and contingent upon the consummation of the Merger. The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such actions. Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants. Parent or the Surviving Corporation shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including loans, in the form of cash or promissory notes, in an amount equal to the full account balance (including loans) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan.

(e) Nothing in this Section 5.8 or elsewhere in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, (ii) create any third party rights in any Person or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(f) The provisions of this Section 5.8 are solely for the benefit of the Parties to this Agreement and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

(g) The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any Company Subsidiary if such communications relate to any of the Transactions, and, to the extent practicable, shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution; provided that the Company may make written communications to current or former employees without Parent’s prior review to the extent such communications are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with Section 5.4 (so long as such disclosure is still accurate).

Section 5.9 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice (but in any event within two (2) Business Days) of any litigation brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided that the Company shall be permitted to settle any such litigation without Parent’s consent to the extent such settlement only requires the Company to provide additional disclosure. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.9 and Section 4.1 or Section 5.3, the provisions of this Section 5.9 shall control.

Section 5.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such steps as may be necessary to cause any dispositions of equity securities of the

Company (including derivative securities with respect to equity securities of the Company) pursuant to the Transactions by each officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. This Agreement shall have been duly adopted at the Company Stockholders Meeting by the Required Company Stockholder Vote.

(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(c) Required Antitrust Clearances. (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and (ii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any applicable foreign antitrust Laws identified in Section 6.1(c) of the Company Disclosure Schedule shall have been obtained, shall have been received, shall have been deemed to have been received or shall have terminated or expired, as the case may be.

Section 6.2 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Parent:

(a) (w) The representations and warranties of the Company set forth in Section 2.1(a), Section 2.1(b), Section 2.3 and Section 2.19 shall have been true and correct, in all material respects, as of the date of the Agreement, and shall be true and correct, in all material respects, at and as of the Closing Date as if made on and as of such Closing Date, except that all such representations and warranties that are qualified by “Company Material Adverse Effect” or other materiality qualifications shall be true and correct, in all respects, as of the date of the Agreement, and shall be true and correct, in all respects, at and as of the Closing Date as if made on and as of such Closing Date with the understanding, for the sake of clarity, that the “Company Material Adverse Effect” or other materiality qualifications in such representations and warranties shall continue in effect and shall not be disregarded; (x) the representations and warranties of the Company set forth in the first three sentences of Section 2.2(a), (b) and (c) shall have been true and correct in all but de minimis respects as of the date of the Agreement, and shall be true and correct in all but de minimis respects at and as of the Closing Date as if made on and as of such Closing Date, (y) the representations and warranties of the Company set forth in Section 2.9(a) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date and (z) all other representations and warranties of the Company set forth in Article II shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties pursuant to this clause (z), all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). It is understood that for purposes of determining the accuracy of the representations and warranties pursuant to clauses (w), (x), (y) or (z) above, the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date;

(b) the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement at or prior to the Closing;

(c) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been satisfied; and

(d) since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a) the representations and warranties of Parent and Merger Sub set forth in Article III shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent or Merger Sub is required to comply with or to perform under the Agreement at or prior to the Closing; and

(c) The Company shall have received a certificate signed on behalf of the Company by an officer of Parent to the effect that the conditions in clauses (a) and (b) above have been satisfied.

Section 6.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or, with respect to Parent or Merger Sub, in Section 6.2, or, with respect to the Company, in Section 6.3, to be satisfied if such failure was caused by such Party’s failure to act in good faith or use such efforts to consummate the Transactions, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned (whether before, or subject to the terms hereof, after the Required Company Stockholder Vote is obtained):

(a) at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b) at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose breach of Section 5.3 was the primary cause of, or resulted in, the issuance of order, decree or ruling or taking of such action;

(c) at any time prior to the Effective Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed or, prior to the time the Required Company Stockholder Vote is obtained, has made a Company Change of Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) the Company Board or any committee thereof shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (iv) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the date a Company Competing Proposal has been publicly announced or (v) the Company shall have committed a Willful Breach of any of its obligations under Section 4.2; provided, that in any such event described in clauses (i) through (v), Parent must exercise its termination right on or before the earlier of (x) the twentieth (20th) Business Day following the occurrence of such event and (y) the Business Day prior to Company Stockholders Meeting;

(d) at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if the Effective Time has not occurred on or prior to the close of business on August 7, 2018 (the “End Date”); provided however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event; provided further, however, that the End Date may be extended for a period not to exceed ninety (90) days, at the sole discretion of Parent, by written notice to the Company if on the End Date the conditions set forth in Section 6.1(c) have not been satisfied (but remain capable of being satisfied) but all of the other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, which conditions shall remain capable of being satisfied or waived) as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 6.1(c) remains capable of being satisfied, at which point the extended date will serve as the End Date under this Agreement; and provided further, however, that the End Date may be extended for a second period not to exceed ninety (90) days at the sole discretion of Parent, by written notice to the Company if on the End Date (i) the conditions set forth in Section 6.1(c) have not been satisfied (but remain capable of being satisfied) but all of the other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, which conditions shall remain capable of being satisfied or waived) as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 6.1(c) remains capable of being satisfied, and (ii) Parent is, immediately prior to the scheduled expiration of the first extension, engaged in litigation with a Governmental Entity regarding antitrust regulatory clearance, at which point the extended date will serve as the End Date under this Agreement; provided that if (A) Parent (x) voluntarily withdraws from such litigation and (y) at the time of such withdrawal, such litigation has not been conclusively resolved in a manner that permits consummation of the Merger, or (B) such litigation has been definitively concluded in a manner that does not permit consummation of the Merger, the date of such cessation or definitive conclusion will serve as the End Date;

(e) at any time prior to obtaining the Required Company Stockholder Vote, by the Company, by written notice to Parent, to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal, if the Company has complied with, and the Company Board, or a duly authorized committee thereof, has authorized the Company to enter into a Superior Proposal Acquisition Agreement in compliance with, Section 4.2 (including Section 4.2(e)(ii)); provided that such termination shall not be effective and the Company shall not enter into any such agreement, unless the Company pays the Termination Fee concurrently with such termination in accordance with Section 7.2(b)(i);

(f) at any time prior to the Effective Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Sections 6.2(a) or 6.2(b) to be satisfied; provided, however, that, for purposes of this Section 7.1(f), if such a breach is curable by the Company by the earlier of the End Date and thirty (30) days following the date on which Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

(g) at any time prior to the Effective Time, by the Company, by written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent that would cause a failure of the conditions in Section 6.3(a) or Section 6.3(b) to be satisfied; provided, however, that, for purposes of this Section 7.1(g), if such a breach is curable by Parent by the earlier of the End Date and thirty (30) days following the date on which the Company gives Parent notice of such breach and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

(h) by either the Company or Parent, by written notice to the other, if the Required Company Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting, including any adjournment or postponement thereof.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, the written notice thereof shall be given by the terminating Party to the other Party or Parties shall specify the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 7.2 and Article VIII shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided further, that nothing in this Agreement shall limit any rights, obligations or remedies that any Party may have under the Confidentiality Agreement for matters arising before or after the termination of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 7.1(c) or the Company terminates this Agreement pursuant to Section 7.1(e), the Company shall pay or cause to be paid to Parent a fee of $60.0 million in cash (the “Termination Fee”), in the case of a termination of this Agreement by the Company pursuant to Section 7.1(e), prior to or concurrently with such termination by the Company and in the case of a termination by this Agreement by Parent pursuant to Section 7.1(c), within five (5) Business Days after such termination.

(ii) If (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(d) or Section 7.1(h) or if Parent terminates this Agreement pursuant to

Section 7.1(f), (B) a Company Competing Proposal shall have been publicly disclosed and such Company Competing Proposal shall not have been publicly withdrawn at least ten (10) days prior to the date of such termination, and (C) within twelve (12) months of such termination (1) the Company consummates any Company Competing Proposal or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Termination Fee within five (5) Business Days after the earlier of entering into any definitive agreement providing for a Company Competing Proposal or consummation of any Company Competing Proposal; provided that the Company shall not be required to pay the Termination Fee if (x) this Agreement is terminated pursuant to Section 7.1(d) and (y) Parent is obligated to pay the Reverse Termination Fee pursuant to Section 7.2(c).

(iii) In the event any amount is payable pursuant to this Section 7.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.2(b), the receipt of the Termination Fee shall be Parent’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that the foregoing limitation shall not apply in the event of any losses or damages incurred or suffered by Parent, Merger Sub or any of their affiliates as a result of a breach of this Agreement by the Company or any of its affiliates involving fraud or a Willful Breach.

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one (1) occasion.

(c) Reverse Termination Fee. If the Company or Parent terminates this Agreement pursuant to (i) Section 7.1(d) or (ii) Section 7.1(b) (to the extent that such restraint arises under any antitrust Laws), and in the case of (i) or (ii), all of the conditions under Section 6.1(a), Section 6.1(b) (except to the extent that such restraint arises under any antitrust Laws) and Section 6.2 have been satisfied or waived, other than any such conditions which by their nature cannot be satisfied until the Closing Date so long as such conditions could be satisfied if the Closing Date were the date of termination of this Agreement, then Parent shall pay or cause to be paid to the Company a fee of $100.0 million by wire transfer of same-day funds no later than five (5) Business Days after such termination (the “Reverse Termination Fee”). In the event that the Company or its designee shall receive full payment pursuant to this Section 7.2(c), the receipt of the Reverse Termination Fee shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that the foregoing limitation shall not apply in the event of any losses or damages incurred or suffered by the Company or any of its affiliates in the case of breach of this Agreement by Parent, Merger Sub or any of their affiliates involving fraud or a Willful Breach; provided that nothing in this Section 7.2(c) shall limit any rights, obligations or remedies that any Party may have under the Confidentiality Agreement for matters arising before or after the termination of this Agreement.

(d) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the Transactions and that neither of the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is a reasonable amount that shall compensate Parent and Merger Sub, in the case of the Termination Fee, or the Company, in the case of the Reverse Termination Fee, in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law, and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof); provided, however, that after obtaining the Required Company Stockholder Vote, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.

Section 8.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, Parent shall pay all filing fees related to the filings required by the HSR Act or any other antitrust Laws to be made in order to consummate the Transactions.

Section 8.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 5:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 5:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	If to Parent or Merger Sub:

Fresenius Medical Holdings, Inc.

920 Winter Street

Waltham, MA 02451-1547

Attention: General Counsel

E-mail: karen.gledhill@fmc-na.com

Facsimile: (781) 209-4604

With a copy, which shall not constitute notice, to:

Robinson Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Attention:	Kent McCready and Patrick Bryant
E-mail:	kmccready@robinsonbradshaw.com and

pbryant@robinsonbradshaw.com

Facsimile:	(704) 373-3966

(b)	If to the Company:

NxStage Medical, Inc.

350 Merrimack St.

Lawrence, MA 01843

Attention: General Counsel

E-Mail: wswan@nxstage.com

Facsimile: (978) 687-4825

With a copy, which shall not constitute notice, to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:	Zachary Blume
Timothy McCrystal
Facsimile:	(617) 951-7050
Telephone:	(617) 951-7000
Email:	Zachary.Blume@ropesgray.com
Timothy.McCrystal@ropesgray.com

Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to.” As used in this Agreement, the terms “affiliates” and “associates” shall have the meanings set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule). When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. The words “hereof,”

“herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The term “or” has the inclusive meaning represented by the phrase “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” The term “dollars” and character “$” shall mean United States dollars. Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to include such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room used in connection with this Agreement. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is outside the ordinary course of business, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.

Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 7.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Confidentiality Agreement will survive any termination of this Agreement.

(b) Except as provided in Section 5.5, this Agreement (including the Company Disclosure Schedule) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.9 Governing Law; Jurisdiction. This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.4.

Section 8.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be Enforceable by the Parties and their respective successors and assigns.

Section 8.12 Enforcement; Remedies.

(a) Subject to Section 7.2(c), except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b) Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) such Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c) The Parties’ rights in this Section 8.12 are an integral part of the Transactions and, subject to Section 7.2(c), each Party hereby waives any objections to any remedy referred to in this Section 8.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

Section 8.13 Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FRESENIUS MEDICAL CARE HOLDINGS, INC.

By	/s/ WILLIAM J. VALLE
Name: William J. Valle
Title: Chief Executive Officer

BROADWAY RENAL SERVICES, INC.

By	/s/ WILLIAM J. VALLE
Name: William J. Valle
Title: Chief Executive Officer

NxSTAGE MEDICAL, INC.

By	/s/ JEFFREY H. BURBANK
Name: Jeffrey H. Burbank
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement, the term:

“510(k)s” has the meaning set forth in Section 2.17(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions that restrict a Person from making a confidential Company Competing Proposal to the Company Board.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 4.2(a).

“Book-Entry Shares” has the meaning set forth in Section 1.4(b).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day.”

“Capital Expenditure Budget” has the meaning set forth in Section 4.1(b)(viii).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 1.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 5.8(d).

“Company Assets” has the meaning set forth in Section 5.3(c).

“Company Benefit Plan” has the meaning set forth in Section 2.8(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.3(a).

-i-

“Company Bylaws” means the bylaws of the Company, as amended and restated and in effect as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 2.2(a).

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date of this Agreement.

“Company Change of Recommendation” has the meaning set forth in Section 4.2(a).

“Company Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such Person or group to acquire direct or indirect beneficial ownership of more than twenty percent (20%) of the assets (as determined on a book value basis) of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Transactions.

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Equity Awards” has the meaning set forth in Section 1.7(a).

“Company Equity Plans” means the Company’s 2005 Stock Incentive Plan, as amended and in effect as of the date hereof, and the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended and in effect as of the date hereof.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means a material Effect that occurs or arises after the date of this Agreement (a) that was not known to or reasonably foreseeable by the Company Board, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal or any matter relating thereto or consequence thereof.

“Company Leased Real Property” has the meaning set forth in Section 2.14(b).

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining

-ii-

whether a Company Material Adverse Effect exists or has occurred: (a) any change generally affecting United States or global economic, political or market conditions; (b) any change generally affecting the medical device industry; (c) any change in GAAP or interpretation thereof; (d) any change in any applicable Law (including with respect to Taxes) or enforcement of existing Laws; (e) any pronouncements, approvals, issuances or regulations of the FDA or other Governmental Entity regulating healthcare matters; (f) any changes in Medicare regulations, policies, practices or rates, or how such regulations, policies, practices or rates are implemented through Medicare Administrative Contractors, relating to any current or future products and services of the Company or any of the Company Subsidiaries; (g) any change in the trading price, or change in the trading volume, of Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (h) any reduction in the Company’s revenues or any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the Effects giving rise or contributing to such reduction or failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (i) any pronouncement or order of the FDA or any other Governmental Entity with respect to any pending or future submission of the Company to such Governmental Entity or the issuance of any deficiencies or requests for additional information or submissions before such Governmental Entity will consider such submissions, but only to the extent any such pronouncements, orders, issuances or requests relate to the Company’s submissions with respect to (1) its FDA filing for System One solo use indication without caregiver support or (2) its phosphate-containing dialysate submission; (j) any recall of any product of the Company or its Subsidiaries pursuant to a recall or withdrawal of the type described on Section 1.1 of the Company Disclosure Schedule; (k) any Effects relating to any current or potential products and services of any competitors of the Company or any of the Company Subsidiaries; (l) any action taken by any Party pursuant to and in compliance with the covenants set forth in Section 5.3, and the consequences that are proximately caused by any such action; (m) any act of war, terrorism or sabotage; (n) any natural disaster or other act of God; (o) the announcement, pendency, and performance of this Agreement and the Merger (including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company, (A) at the request of or with the prior written consent of Parent or Merger Sub or (B) due to Parent unreasonably withholding, delaying or conditioning any consent requested by the Company pursuant to Section 4.1), including any resulting loss of, or adverse change in (including with respect to purchasing or supply), the relationships of the Company with its customers, suppliers, patients, employees or other third parties proximately caused by the announcement, pendency, or performance of this Agreement and the Transactions; (p) any material change from the past practices of Parent and its Subsidiaries, in their capacity as customers of the Company and the Company Subsidiaries, with respect to the dollar volume or timing of their orders of the products of the Company and the Company Subsidiaries (it being understood that the Effects giving rise or contributing to such change in orders that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (q) the initiation or settlement of any Legal Proceedings arising out of or related to this Agreement or the Merger commenced by or involving any Governmental Entity or any current or former holder of Shares (on their own or on behalf of the Company); provided, further, however that any Effect referred to in clauses (a)

-iii-

through (e) and clauses (m) and (n) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the medical device industry; and provided, further that notwithstanding the foregoing, following the first anniversary of the date of this Agreement, no Effect shall constitute a Company Material Adverse Effect unless due to a material breach by the Company hereunder; or (ii) any Effect that, individually or in the aggregate, would prevent or would reasonably be expected to prevent the Company’s ability to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 2.15(a).

“Company Owned Real Property” has the meaning set forth in Section 2.14(a).

“Company Performance Share” has the meaning set forth in Section 1.7(a).

“Company Permits” has the meaning set forth in Section 2.6(b).

“Company Permitted Liens” has the meaning set forth in Section 2.14(a).

“Company Restricted Share” has the meaning set forth in Section 1.7(a).

“Company RSU” has the meaning set forth in Section 1.7(a).

“Company SEC Documents” has the meaning set forth in Section 2.4(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Option” has the meaning set forth in Section 1.7(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a written Company Competing Proposal that the Company Board determines in good faith to be bona fide (with references to 20% and 80% being deemed to be replaced with references to 50%), not resulting from a material breach of Section 4.2 of this Agreement, which the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the stockholders of the Company than the Transactions, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such Company Competing Proposal, the identity of the Person(s) making the proposal, the likelihood and timing of consummation thereof (as compared to the Transactions) and all other terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise and whether such proposed changes are irrevocable)).

“Confidentiality Agreement” means that certain letter agreement, dated June 19, 2017, between Parent and the Company regarding the treatment of information exchanged and discussions in connection with the parties’ consideration of a possible transaction, including the Transactions, as amended on July 6, 2017, July 11, 2017, July 14, 2017 and July 16, 2017 and as amended or supplemented thereafter.

-iv-

“Constituent Corporations” has the meaning set forth in Section 1.1.

“Continuing Employees” has the meaning set forth in Section 5.8(a).

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, legally binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 5.5.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 1.6(a).

“DOJ” means the United States Department of Justice.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 1.2.

“End Date” has the meaning set forth in Section 7.1(d), provided that upon and following any extensions of such End Date as permitted in Section 7.1(d), “End Date” shall thereafter mean the time and date to which such previous End Date has been extended.

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 1.7(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Company’s revolving credit facility pursuant to that certain Credit Agreement, dated as of June 9, 2014, among the Company and certain of the Company Subsidiaries, Capital One Financial Corporation and Silicon Valley Bank, as amended and in effect on the date hereof.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of Company stockholders and Company stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FDA” has the meaning set forth in Section 2.17(a).

“FDA Permits” has the meaning set forth in Section 2.17(a).

“FTC” means the Federal Trade Commission.

“GAAP” has the meaning set forth in Section 2.4(b).

“Governmental Approvals” has the meaning set forth in Section 5.3(a).

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, PCBs, dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

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“HSR Act” has the meaning set forth in Section 2.3(d).

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (c) net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) synthetic lease obligations; and (g) any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 5.5.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations and all related user accounts and social networking pages.

“Knowledge of the Company” means the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate

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proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.4(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market LLC.

“Non-Management Employees” has the meaning set forth in Section 4.1(b)(x).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article III.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially delays consummation, or would reasonably be expected to prevent or materially delay consummation, by Parent or Merger Sub of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 1.5(a).

“Payment Fund” has the meaning set forth in Section 1.5(a).

“PCBs” has the meaning set forth in Section 2.7.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Piper” has the meaning set forth in Section 2.19.

“PMAs” has the meaning set forth in Section 2.17(a).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 2.3(d).

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“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.3(b).

“Reverse Termination Fee” has the meaning set forth in Section 7.2(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.4(a).

“Scheduled Assets” means those assets described on Section 5.3(c) of the Company Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (including by, with or through any Subsidiaries of such Person), or (b) at least 50% of the outstanding equity or financial interests of such corporation or other organization is directly or indirectly owned or controlled by such Person (including by, with or through any Subsidiaries of such Person) or (c) with respect to a partnership or limited liability company, such Person or any other Subsidiary of such Person is a general partner or managing member of, or otherwise controls, such partnership or limited liability company.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

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“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “supermajority,” “moratorium” “interested party,” “affiliate transactions” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.2(b)(i).

“Transactions” means all of the transactions contemplated by this Agreement, including the Merger.

“U.S. Company Benefit Plans” has the meaning set forth in Section 2.8(a).

“Willful Breach” means an intentional and willful material failure to perform an agreement or covenant contained in this Agreement that is the consequence of an act or omission by the breaching party.

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EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NxSTAGE MEDICAL, INC.

FIRST: The name of the Corporation is NxStage Medical, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is ten thousand shares, all off which shares shall be designated “Common Stock”. The shares of Common Stock shall have a par value of $0.001 per share. The holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, and (ii) in the event of any dissolution, liquidation or winding up of eth Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation shall provide indemnification as follows:

I.

Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

II.

Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section II in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

III.	Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections I and II of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

IV.

Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section IV. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by Indemnitee has been authorized by the Corporation, (b) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation, or (c) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.

The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

V.	Advance of Expenses. Subject to the provisions of Section VI of this Article EIGHTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section VI) that (i) Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

VI.

Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section I, II, III or V of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section IV of this Article EIGHTH (and none of the circumstances described in Section IV of this Article EIGHTH that would nonetheless entitle the

Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section I, II or V of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section I or II only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section I or II, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

VII.	Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section VI of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

VIII.

Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section VII of the Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

IX.	Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

X.	Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

XI.	Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

XII.	Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

XIII.	Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

XIV.	Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

*    *    *

EXHIBIT B

THIRD AMENDED AND RESTATED

BY-LAWS

OF

NxSTAGE MEDICAL, INC.

ARTICLE I.

OFFICES

Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders for the election of Directors shall be held at the principal office of the corporation or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual meetings of stockholders shall be held at such date, time and place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not fewer than ten nor more than sixty days before the date of the meeting.

Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of at least two members of the Board of Directors, or at the request in writing of stockholders owning at least 20 percent in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. The holders of a majority of the shares of all classes and series of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 11. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III.

DIRECTORS

Section 1. The number of Directors which shall constitute the whole Board shall be determined by resolution of the Board of Directors or by the stockholders, and the initial Board shall consist of three Directors. The Directors shall be elected at the annual meeting of the stockholders, and each Director elected shall hold office until his or her successor is elected and qualified.

Section 2. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

Section 3. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 4. Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board.

Section 5. Special meetings of the Board may be called by the president on one day’s notice to each Director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two Directors unless the Board consists of fewer than three Directors; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of any Director.

Section 6. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors then in office shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 8. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 9. The Board of Directors may by resolution designate one or more committees, each committee to consist of one or more of the Directors of the corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 10. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 11. There may be a chairman of the Board of Directors elected by the Directors from their number at any meeting of the Board of Directors. The chairman shall preside at all meetings of the Board of Directors and perform such other duties as may be directed by the Board of Directors.

Section 12. Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV.

NOTICES

Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any Director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by facsimile, electronic transmission or private carrier.

Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V.

OFFICERS

Section 1. The officers of the corporation shall be chosen by the Board of Directors and may include a president, a vice-president, a secretary and a treasurer. The Board of Directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.

Section 2. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 3. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

Section 4. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

Section 5. The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 6. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

Section 7. In the absence of the president or in the event of the president’s inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 8. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and all meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. The secretary shall have custody of the corporate seal of the corporation and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation.

Section 9. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 10. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

Section 11. The treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions effected by, and of the financial condition of, the corporation.

Section 12. If required by the Board of Directors, the treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of the treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

Section 13. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VI.

CERTIFICATES FOR SHARES

Section 1. The shares of the corporation shall be represented by a certificate, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the chairperson of the Board of Directors, the president, any vice president, the treasurer, any assistant treasurer, the secretary and any assistant secretary shall be an authorized officer for such purpose), certifying the number of shares owned by such holder in the corporation.

Section 2. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the corporation an indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII.

FORUM SELECTION

Section 1. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, or a claim for aiding and abetting any such breach, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or these by-laws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. If the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the State of Delaware shall be the sole and exclusive forum for the matters described in clauses (1) through (4) of this Section 1 of Article VIII. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article VIII and waived any argument relating to the inconvenience of the forums referenced above in connection with any matter described in clauses (1) through (4) of this Section 1 of Article VIII.

If any provision or provisions of this Section 1 of Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 1 of Article VIII (including, without limitation, each portion of any sentence of this Section 1 of Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX

AMENDMENTS

Section 1. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board of Directors.